EXHIBIT 4.7


                              AMENDMENT NUMBER ONE

      WHEREAS,   the  stockholders  of  PennCorp   Financial  Group,  Inc.  (the
"Company") approved the Company's 1996 Stock Award and Stock Option Plan (the "Plan") on July 11, 1996;

      WHEREAS, the Board of Directors of the Company has approved amending the Plan to allow certain Nonemployee Directors (as defined in the Plan) to obtain certain Stock Options and Stock Awards as hereinafter described and to make certain other amendments to the Plan, subject to the approval of the stockholders of the Company at the 1997 Annual Meeting of Stockholders;

      NOW THEREFORE, upon the approval of the stockholders of the Company, the Plan shall be amended as set forth below:

      1. Section 1 "DEFINITIONS" is hereby amended to add the following new "Definitions":

            a. "Exercise Date" shall mean the first date any Stock Option granted pursuant to Section 10(c) shall become exercisable.

            b. "Exercise Period" shall mean the 105-day period during which any Stock Option granted pursuant to Section 10(c) and/or 10(d) may be exercised.

      2. Section 1 "DEFINITIONS" is hereby amended to modify the following "Definitions" as follows:

            a. 1.17 "Participant" shall mean any Employee or Nonemployee Director to whom an Award has been granted by the Committee under the Plan.

            b. 1.24 "Stock Option" shall mean the grant by the Company of an option to purchase Common Stock to a Participant pursuant to
                  Section 9 below or pursuant to Section 10 below.

      3. Section 8(a) is amended by changing the word "Employees" on line 1 to "Participants."

      4. Section 8(b) is hereby deleted in its entirety and the following is substituted in lieu thereof:




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          (b)  Limited  Rights as  Shareholders.  During the period in which any shares of Common Stock are subject to the  restrictions  imposed under
          Section 8(a) above, a Participant to whom such restricted shares have been awarded shall not have the right (i) to vote such shares and (ii) to receive dividends thereon, except to the extent and the manner authorized by the Committee in connection with any Awards.

      5. Section 9(a) is amended by changing the word "Employees" on line 1 to "Participants".

      6. Section 10(c) is hereby deleted in its entirety and the following is substituted in lieu thereof:

          (c) Annual Grants. Each Nonemployee Director who (i) does not, on the date of each annual meeting of the Company's shareholders that occurs after January 1, 1997, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, have or share a direct or indirect Pecuniary Interest in more than 100,000 shares of Common Stock and (ii) has not received a grant pursuant to Section 10(b) above during the 12-month period ending on the date of the applicable annual meeting of the Company's shareholders, shall automatically be granted on the date of such annual meeting of shareholders a Stock Option to purchase 7,500 shares of Common Stock, which shall be exercisable 18 months after the date of the grant, which date of grant and Exercise Date shall be March 31, 1997 and December 31, 1998, respectively, for the first grant. Such Stock
          Option's exercise price shall be the Fair Market Value on the grant date ($32.25 for the first grant), and the Stock Option may be exercised only during the Exercise Period. During the Exercise Period, the Nonemployee Director shall have the right to either exercise the Stock Option at the exercise price or receive a restricted Stock Award for that number of shares of Common Stock determined by (a) multiplying the number of shares subject to the Stock



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          Option by the difference between the Fair Market Value on the Exercise
          Date and the exercise price, and (b) dividing the product resulting from clause (a) above by 85 percent of the Fair Market Value on the Exercise Date. Fractional shares shall be rounded (up or down) to the nearest whole number. Any restricted Stock Award granted pursuant to this Section 10(c) shall not vest for a period of three years from the date of the Stock Award and shall be forfeited if the Nonemployee Director ceases to be a director of the Company for any reason other than as a result of a change of control or ownership of the Company, the failure to obtain the required votes of the Company's shareholders approving the election of the Nonemployee Director, or the Nonemployee Director's death or Disability. Any Stock Award issued pursuant to this Section 10(c) shall cancel the Stock Option underlying the Stock Award.

      7. A new Section 10(d) is hereby added as follows:

          (d)  Conversion of 1992  Warrants.  Each of the following  Nonemployee
          Directors: Thomas A. Player, Kenneth Roman, Bruce W. Schnitzer, Maurice W. Slayton, and David C. Smith, who holds exercisable warrants for the purchase of Common Stock pursuant to the Company's 1992 Senior Management Warrant Award Program shall have the option, in lieu of exercising the warrants, to receive the appreciated value of such warrants in a restricted Stock Award as set forth below. The election to receive the appreciated value in a restricted Stock Award must be made by the Nonemployee Director within ten days after shareholders approve this amendment. In addition, each Nonemployee Director who elects to receive the appreciated value of such warrants in a restricted Stock Award shall receive a Stock Option to purchase 3,000 shares of Common Stock at the exercise price at $32.25 (Fair Market Value on March 31, 1997). The number of shares underlying each such Stock Award shall be determined by (a) multiplying the number of exercisable warrants held by the



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          Nonemployee  Director  on the date the  amendment  is  approved by the difference between $32.25 and the exercise price applicable to each such warrant, and (b) dividing the product resulting pursuant to clause (a) above by 85 percent of the Fair Market Value on March 31, 1997. The Stock Option granted pursuant to this Section 10(d) shall become exercisable on December 31, 1998, and may be exercised only
          during  the  Exercise  Period.   During  the  Exercise   Period,   the
          Nonemployee Director shall have the right to either exercise the Stock Option at the exercise price of $32.25 or receive a restricted Stock Award for that number of shares of Common Stock determined by (a) multiplying the number of shares subject to the Stock Option by the difference between the Fair Market Value on December 31, 1998 and $32.25, and (b) dividing the product resulting from clause (a) above by 85 percent of the Fair Market Value on December 31, 1998. Fractional shares shall be rounded (up or down) to the nearest whole number. Any restricted Stock Award awarded pursuant to this Section 10(d) shall not vest for a period of three years from the date of the Stock Award and shall be forfeited if the Nonemployee Director ceases to be a director of the Company for any reason other than as a result of a change of control or ownership of the Company, the failure to obtain the required votes of the Company's shareholders approving the election of the Nonemployee Director, or the Nonemployee Director's death or Disability. Any Stock Award issued pursuant to this Section 10(d) shall cancel, as the case may be, any warrants issued to such Nonemployee Director under the 1992 Senior Management Warrant Program which such Nonemployee Director has elected to convert into a restricted Stock Award, or the Stock Option underlying the Stock Award.

      8. Section 11(a) is hereby deleted in its entirety and the following is substituted in lieu thereof:




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          (a) A  Nonemployee  Director  who does not,  directly  or  indirectly, through any contract, arrangement, understanding, relationship or otherwise, have or share a direct or indirect Pecuniary Interest in more than 100,000 shares of Common Stock, may elect to forgo up to 100 percent of the cash compensation attributable to the Nonemployee Director's annual retainer fees and to receive in lieu thereof a Stock Award as determined pursuant to Section 11(b) below. Any such election shall be in writing and must be made at least six months before the services are rendered giving rise to such compensation. Such election may not be revoked or changed thereafter except as to compensation for services rendered at least six months after any such election to revoke or change is made in writing.

      9. Section 14(c) is hereby deleted in its entirety and the following is substituted in lieu thereof:

          (c) Committee Discretion. Notwithstanding anything herein to the contrary but subject to the provisions contained in Section 14(d) below, in the event of a termination of a Participant's employment or service for any reason, the Committee may, in its sole discretion, provide that:

               (1) any or all nontransferable Stock Awards held by the Participant on the date of termination of employment or service to become immediately transferable as of such date and to remain transferable after such date;

               (2) any or all unexercisable Stock Options held by the Participant on the date of termination of employment or service to become exercisable and to remain exercisable until a date that occurs on or prior to the date the Stock Option expires; and/or

               (3) any or all exercisable Stock Options held by the Participant on the date of



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                    termination  of employment or service to remain  exercisable until a date that occurs on or prior to the date the Stock Option expires.

            In addition, the Option Committee shall have discretion to adopt a different definition of Cause, Retirement or Disability in connection with any particular Award under the Plan.





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